AMENDED AND RESTATED
FEE APPORTIONMENT AGREEMENT

THIS AMENDED AND RESTATED FEE APPORTIONMENT AGREEMENT (the “Agreement”) is made as of May 3, 2010, by and among: (1) First Focus Funds, Inc., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE 68197 (“First Focus”), on behalf of the First Focus Core Equity Fund, the First Focus Short/Intermediate Bond Fund, the First Focus Small Company Fund, the First Focus Income Fund, the First Focus International Equity Fund, the First Focus Large Cap Growth Fund, the First Focus Balanced Fund, and the First Focus Growth Opportunities Fund (each, a “Fund” and collectively, the “Funds”), (2) Tributary Capital Management, LLC, a Colorado limited liability company (“Tributary”), (3) KBC Asset Management International Limited, an Irish registered company (“KBC”), (4) Riverbridge Partners, LLC, a Minnesota limited liability company (“Riverbridge”), and (5) First National Bank (Fort Collins), a national banking association having its principal place of business at 205 West Oak Street, Fort Collins, CO 80521, on behalf of its division, First National Fund Advisers (“FNFA”).

RECITALS

WHEREAS, in August 2009, First Focus, FNB Fund Advisers, Tributary, KBC, and Riverbridge entered into that certain Fee Apportionment Agreement (the “Prior Agreement”), describing the apportionment of fees owed to National Financial Services, LLC, Fidelity Brokerage Services LLC, and Fidelity Investments Institutional Operations Company, Inc. (collectively, “Fidelity”) by FNB Fund Advisers, Tributary, and First Focus.

WHEREAS, First Focus, FNB Fund Advisers, First National Advisers, Tributary, and certain of each of their affiliates are involved in the reorganization of certain of the investment management assets of First National of Nebraska, Inc., a Nebraska corporation (“FNNI”), pursuant to which Tributary will be the sole investment adviser to the Funds, effective as of May 3, 2010.

WHEREAS, Tributary and FNFA entered into that certain Investment Sub-Advisory Agreement, May 3, 2010, appointing FNFA as subadviser to the First Focus Balanced Fund (the “Balanced Fund”).

WHEREAS, the parties hereto desire to amend and restate the Prior Agreement in its entirety to reflect the change in the Funds’ investment adviser and to reflect FNFA’s sub-advisory relationship with Tributary with respect to the Balanced Fund.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

Preliminary Statement

A. Tributary serves as investment adviser to the Funds.

B. KBC serves as subadviser to the First Focus International Equity Fund (the “International Fund”), Riverbridge serves as subadviser to the First Focus Large Cap Growth Fund (the “Large Cap Fund”), and First National Advisers serves as subadviser to the Balanced Fund.

C. Northern Lights Distributors, LLC (the “Distributor”), serves as distributor for the Funds.

D. Fidelity, Tributary, and the Distributor are parties to an Amended and Restated Services Agreement, dated as of May 3, 2010 (“Services Agreement”), under which Fidelity provides certain services (“Services”) to each of the Funds in connection with Fidelity’s customers’ purchase of shares of the Funds (such shares owned by Fidelity customers, the “Shares”) through Fidelity’s platform.

E. In exchange for Fidelity’s performance of the Services, Tributary, as provided in the Services Agreement, has agreed to pay Fidelity a fee in the amount of 40 basis points (“bps”) per month of the net asset value of the Shares held by Fidelity’s customers pursuant to the Services Agreement, subject to a minimum monthly fee (collectively, the “Fee”), and as more particularly provided in Exhibit A to the Services Agreement (“Exhibit A”).

F. First Focus, on behalf of the Funds, and Tributary wish to set forth the apportionment of the Fee amongst the Funds, Tributary, KBC, Riverbridge, and FNFA.  For purposes of clarification, Tributary shall be responsible to pay Fidelity the entire Fee under the Services Agreement; and this Agreement only sets forth the amounts that shall be reimbursed to Tributary by the Funds or apportioned to KBC, Riverbridge, and FNFA from Tributary.

AGREEMENT

1. Responsibility of Fee.  Tributary shall pay Fidelity the Fee in accordance with the terms of the Services Agreement.

2. Apportionment of Fee.  For so long as Tributary is obligated to pay Fidelity the Fee under the Services Agreement, (i) KBC agrees to reimburse Tributary for one-half of the Fee attributable to the International Fund, not to exceed 7.5 basis points of the net asset value of the Shares of the International Fund, (ii) Riverbridge agrees to reimburse Tributary for one-half of the Fee attributable to the Large Cap Fund, not to exceed 7.5 basis points of the net asset value of the Shares of the Large Cap Fund, and (iii) FNFA agrees to reimburse Tributary for one-half of the Fee attributable to the Balanced Fund, not to exceed 7.5 basis points of the net asset value of the Shares of the Balanced Fund.

3. Apportionment of Fee Among First Focus and Tributary.  For so long as Tributary is obligated to pay Fidelity the Fee under the Services Agreement, the parties agree that the Funds shall reimburse Tributary 25 bps of the Fee, apportioned in accordance with each Fund’s respective portion of the Fee, and calculated in the manner set forth in Exhibit A of the Services Agreemetn.

4. Reference to Agreements.  The term of this Agreement and the obligations hereunder shall only continue so long as Tributary is obligated to pay the Fee.  In the event the amount of the Fee is modified or the Services Agreement is otherwise modified, the parties may mutually agree to correspondingly modify this Agreement.

5. Amendments.  This Agreement may be amended by the written agreement of the parties hereto, including, without limitation, any amendment to the apportionment and reimbursement provisions of Sections 2 and 3; provided, that such amendment shall have no effect on the total Fee owed pursuant to the Services Agreement.

[Signature page to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and first year above written.

FIRST FOCUS FUNDS, INC.

By:
Name:
Title:

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:
Name:
Title:

KBC ASSET MANAGEMENT INTERNATIONAL LIMITED

By:
Name:
Title:

RIVERBRIDGE PARTNERS, LLC

By:
Name:
Title:

FIRST NATIONAL BANK (FORT COLLINS)

By:
Name:
Title: